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                                                                    EXHIBIT 4.21

                             ENGLISH TRANSLATION OF
                           LEASE AND ADDENDUM TO LEASE

ABENGOA MEXICO
Edificio Corporativo

                                1. Lease Contract

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Lease contract entered into by the party of the first part, Abengoa Mexico S.A.
de C.V. (hereinafter the "Lessor"), represented by Mr. Norberto del Barrio Brun and the party of the second part, Sainco Mexico, S.A. de C.V. (hereinafter the "Lessee"), represented by Mr. Luis Rance Comes, in accordance with the following Declarations and Clauses:

                                  Declarations

I. The "Lessor" declares:

a) That it is the owner of the property located in Bahia Santa Barbara number 176, Colonia Veronica Anzures, Mexico D.F.

b) That it establishes its address for the purposes of notifications arising from the present contract, as Bahia Santa Barbara number 174, Colonia Veronica Anzures, Mexico D.F.

c) That it wishes to lease to the "Lessee" offices numbers 101, 201, 301, 401 and 501 in the building 176 in Calle Bahia de Santa Barbara, in Colonia Veronica Anzures, Delegacion Miguel Hidalgo, hereinafter called jointly the "Offices".

d) That it delivers the "Offices" in the proper state of conservation and good sanitary and safety conditions required for it to be apt for the agreed use.

II. The "Lessee" declares:

a) That it is a company incorporated under Mexican law, as stated in Public Deed number 242,032 of June 15th, 1993, granted before Federal District Notary number 87, Mr. Tomas Lozano Medina, which is registered in the Company Register of said city under Mercantile Page no. 133759.

b) That its representative's faculties to formalize the present contract result from the instrument mentioned in the declaration immediately previous.

c) That it knows the "Offices" and wishes to lease them.

Having declared as above, the parties stipulate the following:

                                     Clauses

ONE: The "Lessor" leases the "Offices" of its property, which are in a proper state of conservation and good sanitary and safety conditions and with all their installations functioning and in service, to the "Lessee", who receives them for use as offices.

TWO: Both parties agree that the "Lessee" will pay the "Lessor" in concept of monthly rent for the "Offices", the amount of MXP 78,192.00 (Mexican Pesos seventy-eight thousand one hundred and ninety-two and zero cents) plus Value Added Tax. The "Lessee" will pay the rent monthly in advance to a bank account to be determined by the "Lessor", who undertakes to notify the bank details within five days following the signing of the present document. The parties agree that the payment of the rent established herewithin shall be made within the first fifteen days of the corresponding month. In the event that the rent is paid after that date, the proportional part corresponding to the days of delay will accrue late payment interest at a rate equal to that applicable to Federation Treasury Bonds (CETES) at 28 days, and should such rate cease to exist, interest will be calculated based on the investment instrument that substitutes or is most analogous to it. This interest shall have the consideration of agreed penalty for delay in fulfilling the rent payment obligation, all of this without prejudice to the "Lessor's" right to rescind the present contract for default in payment of rent in the time and form agreed herewithin, and on the understanding that such rent will only be considered as paid when the present agreed penalty for late payment, when appropriate, has been settled.

The "Lessor" undertakes to deliver to the "Lessee" the tax receipts that correspond to each payment.

The rent will be adjusted every 12 months in accordance with the inflation index indicated by the Bank of Mexico and applicable to the period multiplied by 1.20.

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THREE: The "Offices" will be used exclusively as offices and may not be dedicated to any other use without the "Lessor's" express consent, in writing.

FOUR: The lease term will be five years, completion of this term being compulsory for both parties, to commence on the date of signing the present document.

Should the "Lessee" wish to extend the present contract for a further three years, it shall notify this to the "Lessor" 60 days prior to the term's expiry date, this as long as the "Lessee" is up to date in the rent payments, in which case the "Lessor" may refuse renewal of the present contract and request that the properties are vacated.

FIVE: The date of termination of the lease will not produce, in any case, the termination of the contract, which will be understood as remaining valid and with all its effects until such time as either of the parties expressly states the contrary, in writing and thirty (30) calendar days prior to the date the "Offices" leased under this contract are to be made available, or until the corresponding closure agreement is signed between the parties.

SIX: It is expressly agreed that the "Lessor" may rescind this contract if the "Lessee":

      a) Uses any of the leased Offices for a use other than that of offices.

      b) Sub-lets or in any other way assigns, wholly or partially, the "Offices, without written consent from the "Lessor".

      c) Fails to punctually pay the rent, in the manner stipulated in Clause
      One.

      d) Carries out works of whatsoever nature within or outside the "Offices", without due authorization, in writing, from the "Lessor".

      e) Occupies, assigns or rents out any area of the communal areas.

SEVEN: The "Lessor", during the term of the lease, undertakes to pay any amounts for the "Building" services, such as electricity, telephone, water, elevator maintenance and analogous. For the purposes of the aforementioned, the parties agree that the "Lessee" shall deliver to the "Lessor", every two months, copies of proof of payment of said services.

EIGHT: The "Lessee" delivers to the "Lessor", at the time of signing this contract, the amount of MXP 78,192.00 (Mexican Pesos seventy-eight thousand one hundred and ninety-two and zero cents) equal to one month's rent, in concept of deposit as surety for consumption of water, electricity, telephone and any other service or against any extraordinary deterioration to the "Offices". Once the lease has finalized, whether due to early agreed termination or upon maturity of the contract term, the "Offices" have been returned without any deterioration and proof has been provided of all the services corresponding to the "Lessee", the "Lessor" will return the sum mentioned in this clause to the "Lessee", within a period of 30 calendar days following vacation of the properties and delivery of the "Offices", all of this as long as the "Lessee" has fulfilled each and every one of the stipulations contained in the present contract. Furthermore, the "Lessee" will deliver to the "Lessor" a surety of MXP 78.192.00 (Mexican Pesos seventy-eight thousand one hundred and ninety-two and zero cents), equal to one month's rent, as surety for the rent payments, such surety to be kept effective at all times during the term of the Lease and will only be cancelable with the "Lessor's" prior consent, in writing.

NINE: The "Lessee" may not, under any right or for any concept, discount from the monthly rent any expense in which it incurs unless it obtains the prior and written consent of the "Lessor".

TEN: The parties agree that any pact they may establish in relation to the present contract shall be necessarily set out in writing, therefore rendering without any legal effect whatsoever any allegation put forward by the "Lessee" of having reached a verbal agreement with the "Lessor" or its representative on any other contract, extension, substitution, release, remission, authorization to sub-let, assign or transfer the rights derived from the present contract, improvements, use other than that agreed, promise to sell, purchase-sale, occupation of other or additional areas, etc.

ELEVEN: The "Lessee" recognizes and accepts that it receives the "Offices" with all its accessories in the proper state of conservation and good sanitary and safety conditions required for it to be apt for the agreed use.

Any improvements that the "Lessor" carries out in the building will become part of this upon termination of the contract. Upon maturity of the contract, the "Lessee" undertakes to return the "Offices" in the same state in which they are received.

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TWELVE: The "Lessee" may not, under any concept, sub-let or transfer the lease of the "Offices" and use of the "Offices" by the "Lessee" for any activity other than the agreed use, without prior, written consent from the "Lessor", will be considered sufficient cause to rescind the contract.

THIRTEEN: The parties agreed to submit the interpretation and performance of the present contract to the Legislation and the Federal District Tribunals, waiving any jurisdiction that may correspond for their present or future places of residence.

FOURTEEN: The parties declare in this act that there are no defects in their consent and ratify that they wish to bind themselves by the terms of the contract, given that the contract contains no illicit clauses, for which the contract having been read and the parties being aware of its contents and the legal implications of its clauses, the appearing parties, informed on its validity and legal effects, sign it in duplicate and as testimony, in the City of Mexico, D.F., January 1st, 2003.

The "Lessee"                               The "Lessor"
[Signature: Illegible]                     [Signature: Illegible]

Sainco Mexico S.A. de C.V.                 Abengoa Mexico, S.A. de C.V.
Represented by Mr.                         Represented by Mr.
Luis Rance Comes                           Norberto del Barrio Brun

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                             REFERENCE: PREDIAL ACCOUNT NUMBER: 029-038-04-002-7
                                                                029-038-04-004-3
                                                                029-038-04-006-8
                                                                029-038-04-007-6
                                                                029-038-04-008-4

Addendum to the Lease of offices 101, 201, 301, 401 and 501 in the building located at Bahia de Santa Barbara, No. 176 Col. Veronica Anzures, Mexico (hereinafter the building) signed by the Lessor, Abengoa Mexico, S.A. de C.V. (hereinafter Abengoa), represented by Norberto del Barrio Brun and as the Lessee Telvent Mexico, S.A. de C.V. (hereinafter Telvent and jointly referred to along with Abengoa as the Parties) represented by Enrique Barreiro Nogalego, based on the following background, declarations and clauses:

                                   BACKGROUND

1. On January 1, 2003 the Parties signed a lease on the building (hereinafter the Contract) which has the following predial account numbers:
029-038-004-002-7; 029-038-004-004-3; 029-038-004-006-8; 029-038-004-004-7,
029-038-004-008-4.

2. In the fourth clause of the Contract the Parties established that.

      FOUR. The mandatory term of the lease is five years for both parties, starting on the date on which this instrument is signed.

      If the "Lessee" wishes to renew this agreement for three more years, it shall notify the "Lessor" in writing sixty days in advance of the expiration date, provided that the "Lessee" is up to date in the payment of rent. Otherwise, the "Lessor" may refuse to renew this lease and ask the Lessee to vacate.

2. The last paragraph of the second clause of the Contract between the parties establishes that:

   "...The rent will be adjusted every 12 months based on the inflationary index indicated by the Bank of Mexico applicable to the period, multiplied by 1.20..."

3. On April 24, 2003, the Lessee, Sainco Mexico, S.A. de C.V. changed its name to Telvent Mexico, S.A. de C.V. The Lessor was notified of this change and made a note of it for future reference.

4. In the month of December 2004, the Bank of Mexico published that the inflationary index for the last full year was 5.43%. That percentage, multiplied by 1.20 as agreed by the parties, gives a total of 6.52%. This is therefore the percentage by which the rent for 2005 should be adjusted.

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                                  DECLARATIONS

   a) They acknowledge the legal status and capacity with which their legal representatives execute this instrument, being duly empowered to bind their principals in the terms and conditions set forth herein.

   b) It is their desire to execute this instrument by virtue of which, in compliance with the provisions of the last paragraph of the second clause of the Contract, the monthly rent is hereby adjusted.

   c) Since the parties have reached an agreement as to the scope of this instrument, they establish the following

                                     CLAUSES

ONE. The parties acknowledge that the facts narrated in the background information and declarations are the basis for the execution of this instrument.

TWO. By virtue of this instrument, the parties hereby adjust the annual amount of the monthly rent under the Contract so that starting in the month of January 2005 the monthly rent payable by Telvent will be $87,270.00 (eighty-seven thousand two hundred seventy pesos and 00/100) plus Value added Tax. The breakdown for each office is as follows:

        OFFICE           PREDIAL NUMBER           RENT
        ------          ----------------    ----------------
1         101           029-038-04-002-7          $17,450.00
2         201           029-038-04-004-3          $17,450.00
3         301           029-038-04-006-8          $17,450.00
4         401           029-038-04-007-6          $17,450.00
5         501           029-038-04-008-4          $17,450.00
                                            Total $87,270.00

For the interpretation and fulfillment of this contract, the parties agree to by bound by the laws of the courts of the Federal District, expressly waiving any other present or future jurisdiction which could apply.

This instrument is signed in duplicate in Mexico, D.F. on January 3, 2005.

          "CLIENT"                                 "PROVIDER"

/s/ ENRIQUE BARREIRO NOGALEDO             /s/ NORBERTO DEL BARRIO BRUN
-----------------------------             ----------------------------
TELVENT MEXICO, S.A. DE C.V.              ABENGOA MEXICO, S.A. DE C.V.
   R.F.C.: AME-970520-MJ3                    R.F.C.: TME-900620-3Q6
Mr. Enrique Barreiro Nogaledo             Mr. Norberto del Barrio Brun